Exhibit 4.79
DATED 30 NOVEMBER 2016

(1)	ADVICE INVESTMENTS S.A. (as Lender)
(2)	SIFNOS SHAREHOLDERS INC. (as Purchaser)
SALE AND TRANSFER DEED
IN RELATION TO A SENIOR AND A JUNIOR LOAN AGREEMENT

THIS DEED is dated 30th November 2016
(1)	ADVICE INVESTMENTS S.A., a corporation incorporated in Liberia whose registered office is at 80 Broad street, Monrovia, Liberia (the "Lender") and;
(2)
SIFNOS SHAREHOLDERS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH 96960 (the "Purchaser")

(each of the Lender and the Purchaser are collectively referred to herein as the "Parties").
BACKGROUND
(A)	Reference is made to
1.
a loan agreement dated 31 March 2006 between, inter alia, Dryships Inc as Borrower (the "Corporation") (1) HSH NORDBANK AG as senior lender (in its capacity as a senior lender, "HSH"), (2) Bank of America N.A. as senior lender (in its capacity as a senior lender, "BANA"), (3) Unicredit Bank AG as senior lender (in its capacity as a senior lender, "Unicredit"), (4) Santander Asset Finance PLC. as senior lender (in its capacity as a senior lender, "Santander"), (5) Natixis as senior lender (in its capacity as a senior lender, "Natixis") (HSH, BANA, Santander, Unicredit and Natixis, collectively, the "Senior Lenders"); HSH Nordbank AG as senior swap bank (in its capacity as senior swap bank, "Senior Swap Bank"); HSH Nordbank AG as lead bookrunner (in its capacity as lead bookrunner, "Lead Bookrunner"); HSH Nordbank AG as agent (in its capacity as agent, "Agent"), and HSH Nordbank AG as security trustee (in its capacity as security trustee, "Security Trustee"), as amended by (i) that certain Supplemental Letter dated 15 May 2006 between the Corporation and the Agent, (ii) that certain Amending and Restating Agreement dated 23 May 2007 between, inter alia, the Corporation, the Agent and the Security Trustee, (iii) that certain Supplemental Agreement dated 27 February 2008 among, inter alia, the Corporation, the Senior Lenders, the Agent and the Security Trustee, (iv) the Supplemental Letter dated 23 April 2008 between the Corporation and the Agent, (v) the Supplemental Agreement dated 17 November 2009 between, inter alia, the Corporation, the Senior Lenders, the Agent and the Security Trustee, (vi) the Supplemental Letter dated 29 September 2010 between the Corporation and the Agent, (vii) the Supplemental Letter dated 9 February 2012 between the Corporation and the Agent, (viii) the Supplemental Letter dated 27 September 2012 between the Corporation and the Agent, (ix) the Supplemental Agreement dated 18 November 2013 between the Corporation, the Agent and the Security Trustee, (x) the Variation Agreement dated 6th September 2016 between, inter alia, the Corporation, the Senior Lenders, the Agent and the Security Trustee, (xi) the Variation Agreement dated 4 November 2016 between, inter alia, the Corporation, the Senior Lenders, the Agent and the Security Trustee; and (xii) the Variation Agreement dated 8 November 2016 between, inter alia, the Corporation, the Senior Lenders, the Agent and the Security Trustee (as otherwise amended, novated or supplemented from time to time, the "Senior Loan Agreement"), pursuant to which the Senior Lenders agreed to make available to the Corporation both term loan and short term credit facilities of (originally) up to US$518,875,000 in aggregate.;
2.
a loan agreement dated 31 March 2006 between, inter alia (1) the Corporation as borrower, (2) FISH Nordbank AG and others as junior lenders (together in such capacity the "Junior Lenders"); HSH Nordbank AG as swap bank (in its capacity as swap bank the "Swap Bank"); HSH Nordbank AG as agent (in its capacity as agent the "Agent"); HSH Nordbank AG as security trustee (in its capacity as security trustee the "Security Trustee"); HSH Nordbank AG as lead bookrunner (in its capacity as lead bookrunner the "Lead Bookrunner"), as amended, restated, novated and/or (as the case may be) supplemented by (i) a supplemental letter dated 15 May 2006 between the Borrower and the Agent; (ii) an amending and restating agreement dated 23 May 2007 between, inter alia, the Borrower, the Agent and the Security Trustee; (iii) a supplemental agreement dated 27 February 2008 among, inter alia, the Borrower, the Junior Lenders, the Agent and the Security Trustee; (iv) a supplemental letter dated 23 April 2008 between the Borrower and the Agent; (v) a supplemental agreement dated 17 November 2009 between, inter alia, the Borrower, the Junior Lenders, the Agent and the Security Trustee; (vi) a supplemental letter dated 29 September 2010 between the Borrower and the Agent; (vii) a supplemental letter dated 9 February 2012 between the Borrower and the Agent; (viii) a supplemental letter dated 27 September 2012 between the Borrower and the Agent; (ix) a supplemental agreement dated 18 November 2013 between the Borrower, the Agent and the Security Trustee; (x) a variation agreement dated 6 September 2016 between, inter alia, the Borrower, the Junior Lenders, the Agent and the Security Trustee; (xi) a variation Agreement dated 4 November 2016 between, inter alia, the Borrower, the Junior Lenders, the Agent and the Security Trustee; and (xii) a variation agreement dated 8 November 2016 between, inter alia, the Borrower, the Junior Lenders, the Agent and the Security Trustee (and as otherwise amended, restated, novated and/or (as the case may be) supplemented from time to time, the "Junior Loan Agreement"), pursuant to which the Junior Lenders agreed to make available to the Corporation both term loan and short term credit facilities of (originally) up to US$110,000,000 in aggregate

(B)
In line with the provisions of a sale and transfer deed dated 30th November 2016 (the "Senior Transfer Deed") made among (1) the Corporation, (2) the Lender as purchaser, (3) each of the Senior Lenders, (4) the Senior Swap Bank, (5) the Lead Bookrunner, (6) the Agent and (7) the Security Trustee and a sale and transfer deed dated 30th November 2016 (the "Junior Transfer Deed") made among (1) the Corporation, (2) the Lender as purchaser , (3) HSH Nordbank AG, as a Junior Lender (in such capacity, the "Assigning Lender"), (4) the Swap Bank, (5) the Lead Bookrunner, (6) the Agent and (7) the Security Trustee, the Senior Lenders and the Assigning Lender sold, transferred and assigned all right, title and interest in and to all of their respective rights under the Senior Loan Agreement and the Junior Loan Agreement to the Lender as purchaser, and the Lender as purchaser purchased, accepted and assumed all of the rights of the Senior Lenders and the Assigning Lender under the Senior Loan Agreement and the Junior Loan Agreement.

(C)	This Deed sets out the terms and conditions by which the Lender shall transfer and assign all of its rights in respect of the Senior Loan Agreement and the Junior Loan

Agreement and obligations in respect of the Senior Loan Agreement and the Junior Loan Agreement to the Purchaser, and the Purchaser shall accept and assume such rights and obligations.
IT IS AGREED AS FOLLOWS:
1.	INTERPRETATION
1.1.	Defined expressions. Words and expressions defined in the Senior Loan Agreement shall have the same meanings when used in this Deed unless the context otherwise requires.
1.2.	The following terms shall be defined as set forth below for purposes of this Deed.
1.2.1.
"Assigned Assets" means all of the rights and benefits of the Lender under or in respect of the Senior Loan Agreement and the Junior Loan Agreement including, without limitation, the rights and interests of the Lender in and in respect of:

(i)	the benefit of any guarantee or other assurance against loss given by any Guarantor;
(ii)	the benefit of any other security; and
(iii)	amounts owing to the Lender under or in respect of the Senior Loan Agreement and the Junior Loan Agreement
1.2.2.
"Assumed Obligations" means all the Lender's obligations under or in respect of the Senior Loan Agreement and the Junior Loan Agreement, including, without limitation, any commitment under the Senior Loan Agreement and the Junior Loan Agreement and any obligations under the Senior Loan Agreement and the Junior Loan Agreement.

1.2.3.
"Credit Support" means a guarantee, indemnity, bond or other similar assurance against financial loss entered into or issued by the Lender or any other person in connection with the Senior Loan Agreement and the Junior Loan Agreement under or in respect of which such the Lender has any liability whatsoever.

1.2.4.
" "Group" means, in respect of any person, such person and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 2006).

1.2.5.
"Guarantor" means any person who has given a guarantee, indemnity, security interest or other assurance against loss to the Lender (or any person acting on the Lender's behalf) in respect of any obligations of any Borrower to the Lender in relation to the Senior Loan Agreement and the Junior Loan Agreement.

1.2.6.	"Transfer Documents" means this Sale and Transfer Deed
1.3.	Construction

1.3.1.	The provisions of clause 1 (Interpretation) of the Senior Loan Agreement and the Junior Loan Agreement are incorporated in to this Sale and Purchase Deed as if set out herein.
1.3.2.	In this Sale and Purchase Deed, unless the contrary intention appears, a reference to a Clause is a reference to a clause of this Sale and Purchase Deed;
1.4.	Headings are for ease of reference only.
1.5.	References to any document shall be references to that document as amended, varied, supplemented, replaced or restated in any manner from time to time.
1.6.	A provision of law is a reference to that provision as amended or re-enacted.
2.	TRANSFER AND ASSIGNMENT
2.1
In consideration of $1 and other good and valuable consideration, receipt whereof is hereby acknowledged the Lender hereby assigns and transfers, without any warranty, representation, covenant or other recourse, all of its rights in respect of the Senior Loan Agreement and the Junior Loan Agreement and all of its obligations in respect of the Senior Loan Agreement and the Junior Loan Agreement and any and all right, title or interest in the Assigned Assets and obligations under the Assumed Obligations to the Purchaser.

2.2	The Purchaser hereby
(a)	Accepts the assignment and transfer of each the Senior Loan Agreement and the Junior Loan Agreement and Assigned Assets; and
(b)
Assumes to perform and comply with (vis-a-vis the Lender, in relation to the Assigned Assets) the Assumed Obligations under the Finance Documents as if originally named as an Original Lender in the Finance Documents in place of the Lender. The Purchaser acknowledges and agrees that each transfer and assignment by the Lender to the Purchaser set out in clause 2 above shall be without any representations or warranties of any kind.

3.	REPRESENTATIONS OR WARRANTIES
Each Party hereby warrants to each other Party that it has full capacity to enter into, execute and deliver the Transfer Documents, as applicable, and has taken all necessary corporate action and obtained all official consents which it needs to take or obtain in connection with this Deed and the transactions contemplated hereby.
4.	TAXES AND FEES
4.1	Stamp taxes / Perfection of Security Interests
Any stamp duties, stamp duty reserve tax and any other applicable transfer taxes and duties (excluding notarial fees) attributable to the sale, purchase, assignment and/or assumption of the, Assigned Assets and Assumed Obligations and any costs (excluding notarial costs) attributable to the transfer or perfection of the Security Interests included in the Assigned Assets are payable by the Purchaser.
4.2	Notarial fees
Any notarial fee attributable to the sale, purchase, assignment and/or assumption of the Assigned Assets, the related collateral subject to the Security Interests and any other part of the Assumed Obligations is payable by the Purchaser.
4.3	Tax
The Purchaser acknowledges that it is responsible for making its own independent tax analysis of the Finance Documents and the transaction.
4.4	Free and clear payments
All payments made under the Transfer Documents shall be made free and clear of any deduction or withholding save for such deduction or withholding as may be required to be made from such payments by any law, regulation or practice. If any such deduction or withholding is made or is required to be made, the payer shall increase the amount to be paid to the payee to ensure that the payee receives and retains a sum equal to the sum which it would have received and retained had no such deduction or withholding been made or required to be made.
5.	CONFIDENTIALITY
All Parties shall maintain the confidentiality of the terms of the transaction and the Transfer Documents unless otherwise required by law or regulation. Each party to the Transfer Documents shall be permitted to make any necessary disclosures:
(a)	to members of its respective Group;
(a)	to its or their professional advisers and auditors regarding the terms of the transaction;
(b)	in connection with the perfection or enforcement of a party's rights and obligations under the Transfer Documents; and
(c)	to any person appointed by that party to provide administration or settlement services in respect of the Transfer Documents, any Finance Document or the transaction, subject, in each case, to the same confidentiality constraints.

6.	SUPPLEMENTAL
6.1	Finance Document
This Deed shall be a "Finance Document" under the Senior Loan Agreement and Junior Loan Agreement.
6.2	Counterparts
This Deed may be executed in any number of counterparts.
6.3	Third Party rights
A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.
7.	LAW AND JURISDICTION
7.1	Governing law
This Deed, including any non-contractual obligations arising out of or in connection with this Deed, shall be governed by and construed in accordance with English law.
7.2	Incorporation of the Senior Loan Agreement provisions
The provisions of clause 30 (law and jurisdiction) of the Senior Loan Agreement shall apply to this Deed as if it was expressly incorporated in this Deed with any necessary modifications.
THIS DEED has been duly executed on the date stated at the beginning of this Deed.

EXECUTION PAGE

THE LENDER

SIGNED by Louise Cefai	)	/s/ Louise Cefai
for and on behalf of	)
ADVICE INVESTMENTS S.A.	)	LOUISE CEFAI
5/1 MERCHANTS STR
VALLENTA VLT 11171
MALTA

THE PURCHASER

SIGNED by Louise Cefai	)	/s/ Louise Cefai
for and on behalf of	)
SIFNOS SHAREHOLDERS INC.	)	LOUISE CEFAI
5/1 MERCHANTS STR
VALLENTA VLT 11171
MALTA